Exhibit 10.7

AWARD AGREEMENT

[Date]

The Executive Compensation Committee of the Gannett Board of Directors has approved an award to you under the 2001 Omnibus Incentive Compensation Plan as amended by the Rules for employees of the Subsidiaries of Gannett U.K. Limited (hereinafter referred to collectively as the “U.K. Sub-Plan”), as set forth below.

This Award Agreement and the enclosed Terms and Conditions effective as of [date], constitute the formal agreement governing this award.

Please sign both copies of this Award Agreement to evidence your agreement with the terms hereof. Keep one copy and return the other to Gannett’s Compensation Department, attention Sonia E. Kelly.

Please keep the enclosed Terms and Conditions for future reference. Until further notice, they will apply to any future grants you receive.

Granted To:		Employee Location:

Options Granted:

Grant Date:	[date]	Option Expiration Date:	[10th Anniversary]

Option Price Per Share:    $

Vesting Schedule:	[1st Anniversary]	25%

	[2nd Anniversary]	50%

	[3rd Anniversary]	75%

	[4th Anniversary]	100%

Gannett Co., Inc.

By:
Employee Signature		Roxanne V. Horning
Vice President/Compensation
and Benefits

STOCK OPTION

TERMS AND CONDITIONS

Under the

Gannett Co., Inc. (“the Company”)

2001 Omnibus Incentive Compensation Plan

Rules for employees of the subsidiaries of Gannett U.K. Limited

These Terms and Conditions, dated [date], govern the grant of stock options (“Options”) under the 2001 Omnibus Incentive Compensation Plan (the “Plan”) as amended by the Rules for employees of the Subsidiaries of Gannett U.K. Limited (hereinafter referred to collectively as the ‘U.K. Sub-Plan’), as set forth below. Terms used herein that are defined in the U.K. Sub-Plan shall have the meaning ascribed to them in the U.K. Sub-Plan. If there is any inconsistency between the defined terms of these Terms and Conditions and the terms of the U.K. Sub-Plan, the U.K Sub-Plan’s terms shall supersede and replace the conflicting terms herein.

1. Grant of Options. Pursuant to the provisions of (i) the U.K. Sub-Plan, (ii) the individual Award Agreements governing each grant, and (iii) these Terms and Conditions, the Company has granted to the Option Holder the number of options (“Options”) to purchase the number of shares of common stock of the Company (“Common Stock”) set forth on the applicable Award Agreement, at the purchase price per share stated in such Award Agreement (“Option price”).

2. Exercisability. Except as otherwise provided in Section 14 below, the Options shall become exercisable as specified in the relevant Award Agreement. The Options may be partially exercised from time to time within such percentage limitations, but no partial exercise of the Options will be permitted for less than ten shares of Common Stock. In no event shall the Options be exercisable in whole or in part after the Option Expiration Date specified in the relevant Award Agreement. Upon an Option Holder’s termination of employment with the Company following the Option Holder’s (a) death, (b) injury or disability (as determined under the Company’s Long Term Disability Plan), or (c) retirement at or after age 65 or early retirement at or after age 55 in accordance with the Company’s policies those Options awarded to the Option Holder will continue to vest and may be exercised as described in Sections 6 and 7 below. Upon any other termination of employment, the Options will be automatically cancelled.

3. Method of Exercising Options. The Options may be exercised from time to time by written or electronic notice (in the form prescribed by the Company) delivered to and received by the Company (unless the Option Holder elects to make a “cashless exercise”), which notice shall be signed by the Option Holder and shall state the election to exercise the Options and the number of whole shares of Common Stock with respect to which the Options are being exercised. Such notice must be accompanied by a check payable to the Company, or such other consideration as may be provided under the U.K. Sub-Plan, in payment of the full Option price for the number of shares purchased. As soon as practicable after it receives such notice and payment, the Company will deliver to the Option Holder a certificate or certificates for the shares of Common Stock so purchased. The Option Holder may exercise pursuant to a “cashless exercise” procedure, subject to securities law restrictions.

4. Reduction in Number Of Shares Subject to Options. Upon the exercise of one or more rights related to Options which have been awarded to the Option Holder on the Grant Date (as specified in the relevant Award Agreement), pursuant to the U.K. Sub-Plan, the number of shares of Common Stock subject to the Options shall be reduced one-for-one.

5. Cancellation of Options.

(a) Expiration of Term. On the Expiration Date, the unexercised Options shall be canceled automatically to the extent not yet exercised.

(b) Termination of Employment. Except as provided in Sections 6, 7, and 14 below, or except as otherwise determined by the Executive Compensation Committee of the Board of Directors (the “Committee”) in its sole discretion, the Options shall automatically be cancelled upon termination of the Option Holder’s employment with the Company or any of its subsidiaries for any reason.

6. Death of Option Holder. Upon the death of the Option Holder, the Options vested at the time of such death may be exercised by the Option Holder’s personal representative, provided that such exercise occurs both before the Option Expiration Date and within one year after the Option Holder’s death. Any Options not vested as of the Option Holder’s death will continue vesting during a period of 12 months after the option holder’s death, and to the extent vested may be exercised by the holder’s personal representatives during that period. Upon the expiration of such twelve month period, all unexercised vested Options and all unvested Options will be cancelled.

7. Retirement, Disability or Redundancy. Upon termination of the Option Holder’s employment (i) by reason of permanent disability, as determined under the Company’s Long Term Disability Plan, or (ii) on retirement at or after age 65 or early retirement at or after age 55 in accordance with the Company’s policies, the Options vested at the time of such termination may be exercised by the Option Holder, provided that such exercise occurs both before the Option Expiration Date and within three years after the Option Holder’s termination. Any Options not vested as of the date of termination will continue vesting during this post-termination period in accordance with the Options’ original vesting schedule. Upon the expiration of such post-termination exercise period, all unexercised vested Options and all unvested Options will be cancelled. Upon termination of an Option Holder’s employment by reason of redundancy, any Options held at the time of such termination shall lapse immediately.

8. Non-Assignability. The Options shall not be assignable or transferable by the Option Holder. During the life of the Option Holder, the Options shall be exercisable only by the Option Holder or by the Option Holder’s guardian or legal representative.

9. Rights as a Shareholder. The Option Holder shall have no rights as a shareholder by reason of the Options unless and until certificates for shares of Common Stock are issued to him or her.

10. Right to Terminate Employment. Nothing in the U.K. Sub-Plan, the relevant Award Agreement or in these Terms and Conditions shall confer on the Option Holder the right to continue in the employment of the Company or any of its subsidiaries or affect any right which the Company or any of its subsidiaries may have to terminate the employment of the Option Holder.

11. Effect of U.K. Sub-Plan. The U.K. Sub-Plan is hereby incorporated by reference into these Terms and Conditions, and these Terms and Conditions are subject in all respects to the provisions of the U.K. Sub-Plan, including without limitation the authority of the Committee to adjust awards and to make interpretations and other determinations with respect to all matters relating to these Terms and Conditions, the applicable Award Agreements, the U.K. Sub-Plan, and awards made pursuant thereto. These Terms and Conditions shall apply to grants of Options made to the Option Holder from the date hereof until such time as revised Terms and Conditions are effective.

12. Notice. Notices hereunder shall be in writing and if to the Company shall be addressed to the Secretary of the Company: 7950 Jones Branch Drive, McLean, Virginia 22107 and if to the Option Holder shall be addressed to the Option Holder at his or her address as it appears on the Company’s records.

13. Successors and Assigns. The applicable Award Agreement and these Terms and Conditions shall be binding upon and inure to the benefit of the successors and assigns of the Company and, to the extent provided in Sections 6 and 8 hereof, to the heirs, legatees and personal representatives of the Option Holder.

14. Change in Control Provisions. Notwithstanding anything to the contrary in these Terms and Conditions, the following provisions shall apply to all Options granted under the attached Award Agreement:

As used in Article 15 of the Plan and in these Terms and Conditions, a “Change in Control” means the first to occur of the following:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates or (D) any acquisition pursuant to a transaction that complies with Sections 14(c)(i), 14(c)(ii) and 14(c)(iii);

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

No Option Holder who participates in any group conducting a management buyout of the Company under the terms of which the Company ceases to be a public company may claim that such buyout is a Change in Control under this Plan and no such Option Holder shall be entitled to any payments or other benefits under this Plan as a result of such buyout.

Acceleration Provisions. In the event of the occurrence of a Change in Control, all outstanding Options shall become fully exercisable during their remaining term.

Legal Fees. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by the Option Holder in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceedings involving the provisions of this Section 14, whether or not initiated by the Option Holder.

Employment Agreements. The provisions of this Section 14 shall not be applied to or interpreted in a manner which would decrease the rights held by, or the payments owing to, an Option Holder under an employment agreement with the Company that contains specific provisions applying to U.K. Sub-Plan awards in the case of any change in control or similar event, and if there is any conflict between the terms of such employment agreement and the terms of this Section 14, the employment agreement shall control.

15. Grant Subject to Applicable Regulatory Approvals. Any grant of Options under the U.K. Sub-Plan is specifically conditioned on, and subject to, any regulatory approvals required in the Employee’s country. These approvals cannot be assured. If necessary approvals for grant or exercise are not obtained, the Options may be cancelled or rescinded, or they may expire, as determined by the Company in its sole and absolute discretion.

16. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Virginia and agree that such litigation shall be conducted in the courts of Fairfax County, Virginia or the federal courts of the United States for the Eastern District of Virginia.